EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-81733) pertaining to the 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan of Stamps.com Inc,
(2)
Registration Statement (Form S-8 No. 333-33648) pertaining to the 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, and IShip.com, Inc. Amended and Restated 1997 Stock Plan of Stamps.com Inc,

(3)	Registration Statement (Form S-8 No. 333-42764) pertaining to the 1999 Stock Incentive Plan of Stamps.com Inc.;

of our reports dated March 13, 2009, with respect to the financial statements of Stamps.com Inc. and the effectiveness of internal control over financial reporting of Stamps.com Inc., included in this Annual Report (Form 10-K) of Stamps.com Inc. for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 13, 2009